UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to Stockholders Annual Meeting Invitation Notice of 2013 Annual Meeting and Proxy 2013 Annual Report on Form 10-K

Proxy Statement and

2013 Annual Report to Stockholders

Dear Fellow Stockholder:

It is with particular pleasure that we present our Annual Report for our fiscal year ending
March 31, 2013. For the third consecutive fiscal year, our Company has delivered record earnings to our stockholders. These achievements would not have been possible without the support of our customers, employees and suppliers.

Our net sales for fiscal year 2013 were $2.28 billion, approximately the same as in fiscal year 2012. The sales growth we experienced in the Americas and Asia was offset by the weak economic conditions in Europe. In spite of flat year-over-year sales, our full year adjusted net earnings increased by 16% to a record $3.55 per share.

Another result of our increased adjusted net earnings has been higher levels of positive cash flow generation and lower debt leverage. This increased liquidity affords our Company the ability to maintain our existing acquisition strategy and expand it into complementary businesses, to increase capital expenditure programs and to continue our growth in the developing markets. In addition, we have the means to return some of our positive cash generation back to our stockholders through our recently announced quarterly dividend of $0.125 per share.

EnerSys held its first Investor Day in April 2013 at The New York Stock Exchange. We outlined our strategic vision for growing our Company to $4 billion in net sales by 2018 while simultaneously maintaining an operating earnings percentage above our minimum target of 10%. A portion of our growth will be fueled by higher margin new product initiatives such as thin-plate, pure-lead for motive power and automated guided vehicle applications, and our OptiGridTM large scale energy storage solution along with other products currently being developed to meet our customers’ needs.

We remain focused on continuing to execute our business strategy of being the best value to our customers today and in the future. I want to personally thank our stockholders for their continued support and confidence in our Company, our customers for their valued business, and our employees for their ongoing commitment and pride in their performance.

Best regards,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non-GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see EnerSys’ filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in EnerSys’ Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

Annual Meeting Invitation

June 27, 2013

Dear Fellow Stockholder:

EnerSys will hold its 2013 annual meeting of stockholders (the “Annual Meeting”) on Thursday, August 1, 2013, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

(i)

ENERSYS

2366 Bernville Road

Reading, Pennsylvania 19605

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on August 1, 2013

The Proxy Statement, the Proxy Card and the Annual Report to Stockholders

are available at www.enersys.com

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, August 1, 2013, at 10:00 a.m. (Eastern Time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) to elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2016 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

(2) to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2014;

(3) an advisory vote to approve the compensation of EnerSys’ named executive officers;

(4) to consider and vote to approve and adopt the EnerSys 2013 Management Incentive Plan; and

(5) to transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 7, 2013, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date. For directions to the Annual Meeting, please contact Investor Relations by telephone at (610) 236-4040 or visit our website at www.enersys.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President and Secretary

Reading, Pennsylvania

June 27, 2013

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, August 1, 2013, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 27, 2013.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: to elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2016 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

Proposal No. 2: to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2014;

Proposal No. 3: an advisory vote to approve EnerSys’ named executive officer compensation; and

Proposal No. 4: to consider and vote to approve and adopt the EnerSys 2013 Management Incentive Plan (the “2013 MIP”).

Record Date. Only stockholders of record at the close of business on June 7, 2013 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 47,866,092 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm, “FOR” the approval of executive compensation, and “FOR” approval of the 2013 MIP.

2. By telephone: Call the toll-free telephone number on the proxy card 1-800-652-VOTE (8683) and follow the voice prompts.

3. Through the Internet: Access the website www.investorvote.com/ENS and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Richard W. Zuidema, Executive Vice President and Secretary.

Tabulation of Votes. Our bylaws provide for majority voting procedures for the election of directors in an election where the number of director nominees does not exceed the number of directors to be elected (an “uncontested election”). In an uncontested election, to be elected, a director nominee must receive more “for” than “against” votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). In an election where the number of director nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, which means that the director nominees receiving the most votes cast by the holders of shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be elected, regardless of the number of votes cast in favor of each director nominee. The election of directors at this Annual Meeting is an uncontested election. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors. Abstentions and broker non-votes will not constitute or be counted as “votes” cast for purposes of this proposal.

If an incumbent director receives more “against” than “for” votes, in accordance with the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider such director’s contingent resignation and recommend to the Board of Directors the action to be taken. The Board of Directors will act on such recommendation and publicly disclose its decision and the rationale behind such decision within 90 days from the date of the certification of the election results.

The ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2014, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote to approve our named executive officer compensation and to approve the 2013 MIP. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation and against approval of the 2013 MIP, as the case may be. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote to approve our named executive officer compensation or approval of the 2013 MIP.

Although the advisory vote to approve our named executive officer compensation is non-binding, as provided by law, the Compensation Committee of our Board of Directors will review the results of the vote and take them into account in making a determination concerning executive compensation. For information regarding the Compensation Committee’s views in connection with the results of the 2012 non-binding advisory vote of stockholders, see the discussion beginning on page 19.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

PROPOSAL NO. 1

ELECTION OF THE CLASS III DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Messrs. Ghasemi, Lehman and Marlo are Class I directors, whose terms will expire at the 2014 annual meeting of stockholders;

Messrs. Chung and Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2015 annual meeting of stockholders; and

Messrs. Craig, Hoffen and Muscari are Class III directors, whose terms will expire at the 2013 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Craig, Hoffen and Muscari for election as Class III directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2016 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class III nominee will be unable to serve as a director, if elected.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	62	Chairman of the Board, President and Chief Executive Officer	2000	2013
Hwan-yoon F. Chung	39	Director	2006	2015
Seifi Ghasemi	68	Director	2010	2014
Howard I. Hoffen	49	Director	2000	2013
Arthur T. Katsaros	65	Director	2005	2015
John F. Lehman	70	Director	2004	2014
Gen. Robert Magnus, USMC (Retired)	66	Director	2008	2015
Dennis S. Marlo	70	Director	2004	2014
Joseph C. Muscari	65	Director	2008	2013

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig serves on the Board of Directors and Audit Committee of Gardner Denver Inc., a manufacturer of highly engineered products. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor of Science degree from Western Michigan University.

Mr. Craig has many years of experience in the industrial battery business. As President and Chief Executive Officer, he is intimately familiar with all aspects of our business activities. Mr. Craig’s history of leadership, experience and business background are attributes that were significant in the decision to nominate him as a member of our Board of Directors and his service as Chairman of the Board of Directors.

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung is Managing Director of Allied Resource Company, a privately-held investment company with interests in businesses that deploy proprietary industrial-scale technologies to recycle waste, reduce pollutants and other emissions, as well as treat wastewater, since November 2012. Prior thereto, Mr. Chung was a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania. The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

Seifi Ghasemi. Mr. Ghasemi has been a Director of EnerSys since July 2010. Mr. Ghasemi has served as the Chairman and Chief Executive Officer of Rockwood Holdings Inc., which is listed on The New York Stock Exchange, since March 2001. Prior to that, he served as Chairman and Chief Executive Officer of GKN Sinter Metals, a producer of powdered metal components for automotive applications, and served as a board member of GKN, plc, a global engineering business that serves the automotive, aerospace and land systems markets, from 1997 to 2001. From 1987 to 1997, he was employed by BOC Gases, serving as President of BOC Gases, Americas from 1993 to 1997 and was a member of the board of directors of BOC Group, plc, a multinational gas company, from 1995 to 1997. Mr. Ghasemi received his Bachelor of Science degree from the Abadan Institute of Technology in Abadan, Iran and his Masters of Science degree in Mechanical Engineering from Stanford University.

Mr. Ghasemi’s experience qualifying him for service as a member of the Board of Directors includes nearly twenty years experience in executive positions, and over fifteen years experience as a board member with global leaders in industries ranging from specialty chemicals to engineering to industrial gases.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. He serves as a Director of Pacific Coast Energy Holdings LLC (the general partner of Pacific Coast Oil Trust, whose trust units are listed on The New York Stock Exchange). Mr. Hoffen also served on the Board of Directors of Union Drilling, Inc., which provides contract land drilling services and equipment to oil and gas producers in the U.S. and whose shares were listed on the NASDAQ Stock Market, from December 1997 until November 2012, the effective date of its acquisition by a private equity fund. He is also a Director of several private companies. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University. Mr. Hoffen was appointed to serve on our Board by Metalmark, pursuant to the Securityholder Agreement.

Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and to serve as our Lead Director.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is listed on The New York Stock Exchange. He is a member of the Board of Directors of Drew Marine, Inc., a private technical solutions and service provider to the global marine industry, and Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is currently a member of the National Defense Commission. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

General Robert Magnus, USMC (Retired). Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. Gen. Magnus also serves on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters; and Elbit Systems of America, a provider of defense, homeland security, commercial aviation and medical products and solutions, as well as aircraft maintenance, repair and overhaul services. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Masters in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Gen. Magnus’ experience and service qualifying him for service as a member of our Board of Directors includes his four years of financial management experience as the Marine Corps officer for programs and financial oversight, his experience in constructing and justifying wartime budgets from 2001 to 2005, service as the Chairman of the Marine Corps Community Service programs with direct responsibility for annual budgets, as well as service as the Assistant Commandant, the second senior officer, of the Active Duty and Reserve Marine Corps from 2005 to 2008.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since August 2004. Mr. Marlo is Managing Director of Sanctuary Group LTD, a financial and executive advisory firm located in Malvern, Pennsylvania and Vero Beach, Florida. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through

April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP. Mr. Marlo is currently Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise. He is also a member of the Board of Directors of the Lankenau Medical Center Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania. Mr. Marlo is also a member of the Board of Directors of Main Line Health Real Estate, L.P., an ambulatory health care services company in Conshohocken, Pennsylvania. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to service as a member of our Board of Directors, Chairman of the Audit Committee, and our Audit Committee financial expert.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari has served as Executive Chairman of Minerals Technologies, Inc. (“MTI”) which is listed on The New York Stock Exchange since March 2013. Prior thereto, Mr. Muscari served as Chairman and Chief Executive Officer of MTI since March 2007 and as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia group, since October 2004. He had been an Executive Vice President of Alcoa since 2002, having responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari also serves as Executive Chairman of the Board of Directors of Dana Holding Corporation, which is listed on the New York Stock Exchange. He received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. He also holds an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a former member of the Board of Directors of Aluminum Corporation of China.

Mr. Muscari’s experience qualifying him for service as a member of our Board of Directors includes approximately forty years of combined experience with global mineral and aluminum companies with oversight of international business and operational units.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Craig, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to

Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Messrs. Chung, Katsaros, Marlo (Chairperson) and Muscari serve as members of our Audit Committee. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board of Directors has determined that Messrs. Chung, Katsaros, Marlo and Muscari are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of seven (7) meetings in the fiscal year ended March 31, 2013, five (5) of which were in person, and two (2) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of our internal audit function.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Our Compensation Committee consists of Messrs. Ghasemi, Lehman (Chairperson), and Muscari, and Gen. Magnus.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

•	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

•	administering our equity plans and other certain incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our CEO and our other named executive officers. It engages its own independent compensation consultant, Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer group companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the

Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of six (6) meetings in the fiscal year ended March 31, 2013, two (2) of which were in person and four (4) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2013, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Hoffen and Katsaros (Chairperson) and Gen. Magnus. The Committee held a total of six (6) meetings in the fiscal year ended March 31, 2013, one (1) of which was held in person and five (5) of which were held telephonically.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

•	reviewing the continuation of each director being considered for reelection;

•	considering the contingent resignations of directors who do not receive a majority vote in connection with their respective election and recommend to the Board of Directors the action to be taken;

•	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

•	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy. Diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Executive Vice President and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board believes that the most effective leadership structure for EnerSys at this time is one with a combined Chairman and Chief Executive Officer, coupled with a non-management Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for EnerSys and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. EnerSys has found that in our industry having a combined Chairman and CEO is particularly advantageous when doing business internationally, especially with foreign customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates our ability to respond quickly to changing business needs and customer objectives. When taken together with each director’s responsibility, the Board believes that the structure is currently optimal for EnerSys.

The Board created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Chairman of the Board. The Lead Director also chairs executive sessions of the independent directors not attended by management. The Board has established procedures for determining which non-management director will serve as the Lead Director. The Lead Director is designated by the Board of Directors. Mr. Hoffen has been designated as the Lead Director for fiscal year 2014.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management and its risk committee that reports to the Audit Committee, and each prioritized risk is referred to the appropriate committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, and operations, as well as the risks associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2013, the Board of Directors met a total of five (5) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is our policy that directors are invited to the Annual Meeting but are not required to attend. A majority of our directors, including the Chairman of the Board, attended the 2012 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Lead Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Lead Director or Non-Management Directors by going to www.enersys.com, under the link for Investor Relations and Corporate Governance. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee by going to www.enersys.com, under the link for Investor Relations and Corporate Governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. This Code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, this Code for such officers will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We do not separately compensate the director on our Board who is also an employee.

Compensation Paid to Board Members

In fiscal year 2013, our Compensation Committee retained the services of Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to study a peer group of companies, which is used to recommend the compensation of our named executive officers for fiscal year 2013 as we describe beginning on page 19, and to assist the Compensation Committee in setting the compensation of our non-employee directors. Based in part on this study, the Compensation Committee recommended, and the Board approved, effective immediately following the 2012 annual meeting of stockholders, for fiscal year 2013, an annual retainer of $62,500 in cash, as well as the meeting and other fees in the amounts set forth below:

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$15,000 per year

•	Compensation Committee Chairperson—$15,000 per year

•	Nominating and Corporate Governance Committee Chairperson—$10,000 per year

Based in part on the current economic climate and the 2013 study performed by the independent compensation consultant, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, that the compensation for our non-employee directors remain the same as in fiscal year 2013, except that the Board approved a $20,000 annual cash retainer to be paid for the services of the Lead Director.

Equity Compensation

Based in part on the recommendation of the compensation consultant, for fiscal year 2013, the Compensation Committee recommended, and the Board approved, an award to each non-employee director of deferred stock units, with a fair market value on August 13, 2012, the date of the award, of $100,000 of our common stock. We made these awards under the 2010 Equity Incentive Plan. These deferred stock units vested immediately upon the date of the award, and the payment of shares of common stock under this grant are payable six months after such director’s termination of service as a director, in accordance with applicable law, including Code Section 409A. For fiscal year 2014, on March 14, 2013, the Board approved an award of deferred stock units, with a fair market value on the date of the award of $115,000 of our common stock, to each non-employee director serving on the Board as of the date of the Annual Meeting. The number of shares subject to each award will be determined on August 12, 2013, which is the date of the awards. These deferred stock units vest immediately upon the date of the award. We will defer payment of shares of common stock to the directors under this award until six months after their termination of service as a director, in accordance with applicable law, including Code Section 409A. We make all equity awards to non-employee directors under our stockholder-approved equity compensation plan. We made these awards in accordance with our policy on granting equity awards, which we describe on page 26.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board.

Participants may elect to allocate the deferred fees (i) into an investment account, which investment options are the same as those available to our employees under our 401(k) retirement plan, or (ii) into a stock unit account, upon which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

Under the Director Plan our non-employee directors may also defer receipt of all or a portion of shares payable due to vesting of restricted stock units that were awarded them for service on the Board.

Under the Director Plan, at a director’s election, the shares otherwise payable, together with any dividends thereon, are credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

The Director Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual director cash retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee will measure stock ownership on an annual basis. We expect each director to attain the investment level no later than five years from the date the director first becomes a non-employee director. Each non-employee director has achieved, or is on target to achieve, the investment level established by the stock ownership guidelines.

Hedging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2013. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, non-qualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2013.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$70,670		$100,000	$170,670
Seifi Ghasemi	$69,170	(3)	$113,842	$183,012
Howard I. Hoffen	$66,920		$100,000	$166,920
Arthur T. Katsaros	$88,170	(3)	$117,642	$205,812
John F. Lehman	$82,590	(3)	$116,524	$199,115
Gen. Robert Magnus, USMC (Retired)	$72,920		$100,000	$172,920
Dennis S. Marlo	$87,170		$100,000	$187,170
Joseph C. Muscari	$75,920		$100,000	$175,920

(1)	On March 31, 2013, each of Messrs. Hoffen, Lehman, and Marlo held 5,000 vested stock options, and Mr. Katsaros held 2,500 vested stock options. On March 31, 2013, Messrs. Ghasemi, Katsaros, and Lehman, held 228 unvested restricted stock units, 298 unvested restricted stock units, and 273 unvested restricted stock units, respectively, under the Director Plan.

(2)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the deferred stock units that we awarded to each non-employee director in fiscal year 2013 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2013, included in our Annual Report on Form 10-K, which we filed on May 28, 2013.
(3)	Messrs. Ghasemi, Katsaros, and Lehman deferred these amounts into a stock unit deferral account, pursuant to the terms of the Director Plan. They received a matching contribution of 365 restricted stock units, 467 restricted stock units, and 435 restricted stock units, respectively, which, under the terms of the Director Plan, vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Hwan-yoon F. Chung, Arthur T. Katsaros and Joseph C. Muscari. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our outside independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit

Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2013, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters that were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee regarding independence. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal years ended March 31, 2013, and March 31, 2012, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2013	March 31, 2012
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002	$3,221,993	$3,322,000
Audit-Related Fees, including fees associated with target mergers and acquisitions and general accounting research and consultations	$0	$183,412
Tax Fees, including fees associated with income tax compliance, advice and planning	$40,813	$58,123
All Other Fees	$1,995	$2,225

Total	$3,264,801	$3,565,760

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2013, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2012 and 2013.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2014

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2014. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Dennis S. Marlo, Chairperson

Hwan-yoon F. Chung

Arthur T. Katsaros

Joseph C. Muscari

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them, other than Mr. Craig, whose information is included under “Board of Directors,” are listed below. All data is as of June 7, 2013.

Michael J. Schmidtlein, age 52, Senior Vice President – Finance and Chief Financial Officer. Mr. Schmidtlein has served as Senior Vice President – Finance and Chief Financial Officer since February 2010. From November 2005 until February 2010, Mr. Schmidtlein was Vice President – Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. Mr. Schmidtlein joined the Energy Storage Group of Invensys plc, which EnerSys acquired in 2002, in 1995. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Raymond R. Kubis, age 59, Former President – Europe. Mr. Kubis served as President – Europe from March 2002 through January 7, 2013. After January 7, 2013, Mr. Kubis remained an employee of the company through March 31, 2013, the end of the statutory employment requirement applicable in Switzerland. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc., which EnerSys acquired in 2002. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

Todd M. Sechrist, age 47, President – Americas. Mr. Sechrist has served as our President – Americas since September 2012. Mr. Sechrist served as our Senior Vice President – Americas from June 2010 through August 2012, and was our Vice President – Reserve Power Sales & Service for the Americas from June 2005 through June 2010. Mr. Sechrist joined the Company in 1993, and served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

David M. Shaffer, age 48, President – Europe, Middle East & Africa (EMEA). Mr. Shaffer has served as our President – EMEA since January 2013. From 2008 to 2013, Mr. Shaffer was our President – Asia. Prior thereto he was responsible for our telecommunications sales in the Americas. Mr. Shaffer joined the Company in 2005, and has worked in various roles of increased responsibility in the industry since 1989. Mr. Shaffer received his Master of Business Administration degree from Marquette University and his Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

Richard W. Zuidema, age 64, Executive Vice President and Secretary. Mr. Zuidema has served as Executive Vice President and Secretary since August 2010. Mr. Zuidema served as Executive Vice President – Administration and Secretary from March 2002 until August 2010. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President – Administration and International. He joined the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Science degree in Business Administration and Finance from the State University of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

In making decisions on compensation in fiscal year 2013, the Compensation Committee evaluated our overall performance during the year. Highlights include the following:

•	total stockholder return for the past one-and three-year periods ending in fiscal year 2013 were 28% and 81%, respectively;

•	diluted earnings per share increased by 17% to $3.42, the highest level of earnings in our history, in the face of significant macroeconomic challenges and increased costs; and

•	gross profit margin improved to 25.0% in fiscal year 2013 from 22.5% in fiscal year 2012.

The following is a summary of the elements of our compensation and benefits programs for our named executive officers, and related actions in fiscal year 2013:

Pay Element	Description	2013 Actions
Base Salary	Fixed cash compensation determined based on the executive’s skill set and the market value for that skill set.	Increases ranged from 3.2% to 19%, based on individual performance and relative position versus market.

Cash Annual Incentives (Management Incentive Plan or MIP)	Cash-based annual incentive plan that is tied to performance versus corporate financial goals. The goals are weighted 85% to an adjusted earnings per share target and 15% to a primary working capital target.	Cash payout equal to 162% of target based on strong company performance in both earnings and working capital management.

Long-Term Incentives

Equity grants are in the form of 100% market share units (MSUs).

MSUs provide the holder with the opportunity to earn from 0% to 200% of a target number of shares based on stock price performance over three years.

The actual value of MSUs granted in fiscal year 2013 is tracking at 111% of the target grant value based performance through the end of the fiscal year. There are approximately two years left in the performance period for these MSUs.

Benefits	Medical and dental insurance coverage, short-and long-term disability insurance, life insurance, and a discount program for our products (same as for all non-unionized U.S. employees).	No changes from prior years.

Perquisites	Limited perquisites, including company car allowances and spousal travel benefits to business functions, club dues used primarily for business purposes, and supplemental life and disability insurance for Mr. Craig and certain amounts that we paid Messrs. Kubis and Shaffer to compensate them for living overseas.	No changes from prior years.

Retirement

401(k) retirement plan, which includes a company match (same as for all non-unionized U.S. employees).

Named executives are eligible to participate in non-qualified deferred compensation plan that permits the deferral of cash bonuses at their election.

No changes from prior year.

Results of 2012 Advisory Vote on Executive Compensation – Say-on-Pay

At our annual meeting of stockholders held on July 26, 2012, 93% of votes cast by stockholders approved the advisory resolution on our executive compensation, while only approximately 7% of the votes were cast against. The Compensation Committee considered this a high approval rate by the stockholders. The Committee considered, and will continue to consider, the outcome of the non-binding advisory stockholder vote on executive compensation.

Accordingly, we determined that significant changes to our executive compensation programs were not warranted, and therefore, our compensation philosophy remains consistent with the prior fiscal year. At our 2013 Annual Meeting, stockholders will have the opportunity to cast an advisory say-on-pay vote regarding the compensation of our named executive officers as discussed further in Proposal No. 3 beginning on page 42.

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

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Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

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Compensation should foster the long-term focus required for success in our industry. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

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To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

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The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

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Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including sales growth, stock price, EBITDA, and net income. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

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Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the CEO and the other named executive officers. The Compensation Committee has adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are collected and summarized by Frederic W. Cook & Co., Inc., and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

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Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal year 2013 with a peer group consisting of the companies listed below. The peer group selection criteria were as follows: (1) direct product competitors; (2) companies in similar industries, including manufacturers of electrical components and equipment; and (3) companies with which EnerSys is approximately at median with respect to revenues and market capitalization values.

Ametek, Inc.	Franklin Electric Company, Inc.
A.O. Smith Corporation	GrafTech International Ltd.
AVX Corporation	Hubbell Incorporated
Baldor Electric	Regal-Beloit Corporation
C&D Technologies, Inc.	Spectrum Brands, Inc.
Energizer Holdings, Inc.	Thomas & Betts Corporation
Exide Technologies	Woodward Governor Company

For fiscal year 2014, the Compensation Committee benchmarked our compensation programs with a peer group consisting of the following companies, which are more broadly similar in industry and size. This new peer group reflects consolidations of members of the previous peer group as well as changes in peer companies that investors and our direct peers use to evaluate pay and performance.

Actuant Corporation	GrafTech International Ltd.
Acuity Brands, Inc.	Hubell Incorporated
A.O. Smith Corporation	IDEX Corporation
AVX Corporation	Regal-Beloit Corporation
Belden Inc.	Valmont Industries, Inc.
Crane Co.	Watt Water Technologies, Inc.
Exide Technologies	Woodward Governor Company
General Cable Corporation

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. The Compensation Committee targets salaries and target bonuses at the median, and targets long–term incentive compensation in the 75th percentile. The target for each named executive officer’s compensation package is between the 50th and 75th percentile range. The Compensation Committee believes that this higher competitive positioning for incentive compensation is supported by our strong performance, it ensures a greater emphasis on the long term and puts a greater portion of compensation at risk. The Compensation Committee believes this compensation structure is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as we describe in the footnotes following the Summary Compensation Table. Mr. Kubis, who is a U.S. citizen, received substantially the same employee benefits as our other named executive officers, except that he received an annual cost of living adjustment and certain additional perquisites to compensate him for working and living in Europe. Mr. Shaffer, who is also a U.S. citizen, receives substantially the same employee benefits as our other named executive officers, except that he receives an annual cost of living adjustment and certain additional perquisites to compensate him for working and living in Europe. We describe these additional perquisites and elements of compensation more completely in the footnotes following the Summary Compensation Table.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of our named executive officers’ cash compensation. The Compensation Committee generally considers whether each executive’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2013, the Compensation Committee considered the aforementioned factors and current performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant and relevant business experience, and determined that it was appropriate to increase the base salaries for Mr. Craig and the other named executive officers.

For fiscal year 2014, the Compensation Committee considered the success of our business and the performance and achievement of Mr. Craig and the other named executive officers in the previous fiscal year, as well as the recommendations of its independent compensation consultant, in determining that it was appropriate to increase the base salaries for Mr. Craig and the other named executive officers. The percentage salary increases for Messrs. Schmidtlein, Sechrist, and Shaffer reflects their salary progressing to the median for their positions.

The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2013 and 2014 are as follows:

Name	2013		2014	% Change
John D. Craig	$930,000		$960,000	3.2%
Michael J. Schmidtlein	$380,000		$420,000	10.5%
Raymond R. Kubis	$616,980	(1)	N/A	N/A
Todd M. Sechrist	$340,000		$375,000	10.3%
David M. Shaffer	$315,000	(2)	$375,000	19.0%
Richard W. Zuidema	$459,000		$480,000	4.6%

(1)	618,000 Swiss francs, 472,500 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2013, of $1.0537 per Swiss franc, and 145,500 of which is payable in U.S. dollars at a fixed exchange rate of $0.8186 per Swiss franc.

(2)	Effective February 1, 2013, we increased Mr. Shaffer’s base salary to $375,000 in connection with his promotion to President – EMEA.

Management Incentive Plan

Annually, under our Management Incentive Plan, which we refer to as the “MIP,” our executives and key management personnel, including the named executive officers, may receive a cash bonus upon satisfaction of pre-established financial targets. Under the MIP, the Compensation Committee annually establishes financial targets for the MIP. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has minimum, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary. In establishing the targets, significant consideration is given to our prior year’s performance. Satisfactory individual performance is a condition to payment and the Committee can, at its discretion, reduce an individual’s payment under the MIP.

The Compensation Committee believes that these performance measures encourage participants to focus appropriately on improving both our net earnings and balance sheet strength. These performance measures are also effective motivators because they can be readily tracked and are easily understandable by the MIP participants.

For purposes of the MIP, the Compensation Committee adjusts the reported earnings and primary working capital percentage results to reflect the effect of certain extraordinary events. The adjustments are intended to ensure that award payments represent the underlying growth of our core business and are not artificially inflated or deflated due to extraordinary events in the applicable fiscal year.

At the end of each fiscal year, the Compensation Committee, in the case of the CEO and other named executive officers, has discretion to adjust an award payout downward based upon individual performance, as discussed above. The Compensation Committee did not exercise this discretion in fiscal year 2013.

Fiscal Year 2013 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2013:

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Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2013 were 15%, 100%, and 200% of base salary, respectively. The other named executive officer’s minimum, target, and maximum bonus targets for fiscal year 2013 were 11%, 70%, and 140% of base salary, respectively.

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Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2013 performance measures based 85% on adjusted earnings per share and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The performance goals for fiscal year 2013 were established using our prior year results as the basis. The Compensation Committee believes it set the minimum, target, and maximum performance measures for fiscal year 2013 such that the performance goals were aggressive and, therefore, were reasonably difficult to attain.

Measurement	Minimum	Target	Maximum
Adjusted Earnings Per Share	$3.08	$3.38	$3.58
Primary Working Capital Percentage	26.4%	25.9%	25.4%

The bonuses paid to our CEO and other named executive officers for fiscal year 2013 were 162% of their respective targeted bonus percentages based upon the achievement of adjusted earnings per share of $3.55 and 26.3% primary working capital percentage for MIP purposes. Consistent with past practice and based on criteria established at the beginning of the performance period in accordance with the terms of the MIP as we describe above, the Compensation Committee adjusted the GAAP earnings and primary working capital percentage results on which fiscal year 2013 bonuses were determined to eliminate the effect of items incurred in connection with the restructuring of our operations and acquisition related activities. We set forth the amounts paid for fiscal year 2013 performance under the MIP in the Summary Compensation Table. The Compensation Committee did not exercise its discretion to adjust an award payout downward based upon individual performance in fiscal year 2013.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards to our named executive officers under our 2010 Equity Incentive Plan. Although the 2010 Equity Incentive Plan permits other types of awards as well, for fiscal years 2013 and 2014, we awarded equity in the form of performance-based market share units to our named executive officers.

A market share unit award is a grant of stock units that a participant may earn based on the performance of our stock price over a three-year period. Each market share unit award provides that the applicable named executive officer may, at the end of the three-year performance cycle, receive shares of our common stock ranging from 0% to 200% of the number of market share units granted depending on the performance of our common stock over the three-year performance period. Stock price performance is calculated using the average of the closing share prices of our common stock during the 90-calendar day period immediately preceding the date of grant and the 90-calendar day period immediately preceding the third anniversary of the date of grant. Thus, if the stock price goes up, the result is an increase in the shares earned, up to the earnout cap, at an increased stock price. Conversely, if the stock price declines, the result is a decrease in the shares earned at a decreased stock price. Unlike stock options, which we also may award under the 2010 Equity Incentive Plan, if the market price for our common stock falls below its stock price on the date of grant, the market share unit continues to retain some value. Also, because the award is leveraged on the upside and downside, less value would be delivered through a market share unit if the stock price were to decline over the performance period compared to traditional time-vested restricted stock units.

In addition to market share units, under the 2010 Equity Incentive Plan we may grant other forms of awards to our named executive officers, including restricted stock, restricted stock units, and stock options, but we have not made any such awards to our named executive officers in fiscal years 2013 or 2014.

In addition to awards under our 2010 Equity Incentive Plan, certain of our named executive officers have outstanding awards that we granted to them under our Amended and Restated 2006 Equity Incentive Plan. See “Outstanding Equity Awards as of March 31, 2013,” for more information on these awards.

Fiscal Year 2013 Equity Awards

On April 3, 2012, the Compensation Committee approved equity awards to the named executive officers for the 2013 fiscal year, which we granted on May 14, 2012. As in prior years, the Compensation Committee determined a total potential value for each executive’s award based on a level relative to the value of our peer companies’ long-term incentive grants. In evaluating the aggregate amount of equity compensation to be granted to all employees, the Compensation Committee compared the value of the awards, as a percentage of our market capitalization, to that of our peer companies in accordance with our compensation philosophy. The market share units vest three years from the date of grant.

The fiscal year 2013 equity awards were as follows:

Name	Number of Market Share Units	Total Value(1)
John D. Craig	94,213	$3,875,000
Michael J. Schmidtlein	18,113	$745,000
Raymond R. Kubis	15,196	$625,000
Todd M. Sechrist	15,196	$625,000
David M. Shaffer	15,196	$625,000
Richard W. Zuidema	22,976	$945,000

(1)	The value of each market share unit on the date of grant was $41.13. We determined the total value of each award as of the date of grant using a binomial lattice model.

Fiscal Year 2014 Equity Awards

On March 14, 2013, the Compensation Committee approved awards of market share units to the named executive officers, for the 2014 fiscal year, which we granted on May 31, 2013. As in prior years, the Compensation Committee determined a total potential value for each executive’s award based on a level that was relative to the value of our competitors’ long-term incentive grants. In evaluating the aggregate amount of equity compensation to be granted to all employees, the Compensation Committee compared the value of the awards, as a percentage of our market capitalization, to that of our peer companies in accordance with our compensation philosophy. The fiscal year 2014 equity awards to each of the named executive officers were as follows:

Name	Number of Market Share Units	Total Value(1)
John D. Craig	59,588	$3,875,000
Michael J. Schmidtlein	12,302	$800,000
Todd M. Sechrist	10,380	$675,000
David M. Shaffer	10,380	$675,000
Richard W. Zuidema	15,762	$1,025,000

(1)	The value of each market share unit on the date of grant was $65.03. We determined the total value of each award as of the date of grant using a binomial lattice model.

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of any cash bonus payable to such participants with respect to a fiscal year. Under the Deferred Compensation Plan, which was effective April 1, 2009, and was amended effective August 5, 2010, and May 26, 2011, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account or a market share unit deferral account. All amounts allocated to the stock unit account or the market share unit account are invested in restricted stock units or market share units, respectively, awarded under our 2010 Equity Incentive Plan. If a participant elects to allocate the deferred amounts to the stock unit or market share unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon (i) our change in control where the consideration paid is cash, or (ii) upon their death, disability, voluntary termination for “good reason,” or involuntary termination of employment without cause, provided that such event occurs within two years of any type of change in control. All stock units and market share units are payable in shares of our common stock.

The Deferred Compensation Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

Prior to our initial public offering, we entered into employment agreements with Messrs. Craig, Kubis, and Zuidema. In addition, on July 1, 2007, we entered into an employment agreement with Mr. Kubis in connection with his relocation from Brussels, Belgium to Zurich, Switzerland. In connection with Mr. Kubis’ termination of employment, on March 31, 2013, we entered into a severance and release agreement with Mr. Kubis and, as of April 1, 2013, we entered into a consulting agreement with NKF Investments, LLC, a company owned by Mr. Kubis and certain of his family members. On May 26, 2011, we entered into a severance agreement with Mr. Schmidtlein, which was amended effective June 7, 2013. Effective January 21, 2013, we entered into a letter agreement and an employment contract with Mr. Shaffer in connection with his international assignment. On June 7, 2013, we entered into a severance agreement with each of Messrs. Sechrist and Shaffer. We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, short-term disability insurance, life insurance, and a discount program for our products. All eligible non-unionized U.S. employees, including the named executive officers, may also obtain at their expense, long-term disability insurance coverage, and participate in a 401(k) retirement plan as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers, including a company car and spousal travel benefits to business functions, membership dues, supplemental life and disability insurance for Mr. Craig, and certain amounts that we paid to Messrs. Kubis and Shaffer to compensate them for living overseas. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversion for Mr. Kubis

During fiscal years 2011, 2012, and 2013, Mr. Kubis, a US citizen, worked and lived in Zurich, Switzerland, and we paid him partly in U.S. dollars and partly in Swiss francs. For purposes of this Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in Swiss francs to U.S. dollars. For fiscal year 2011, we used the exchange rate as of March 31, 2011, of $1.0917 per Swiss franc. For fiscal year 2012, we used the exchange rate as of March 31, 2012, of $1.1072 per Swiss franc. For fiscal year 2013, we used the exchange rate as of March 31, 2013, of $1.0537 per Swiss franc. We converted certain amounts that were paid or payable to Mr. Kubis in U.S. dollars in fiscal years 2011, 2012, and 2013 from Swiss francs using a fixed exchange rate of $0.8186 per Swiss franc pursuant to the terms of his employment agreement.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority for granting awards, the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the senior vice president level.

While we have not granted stock options since fiscal year 2010, our policy requires that the exercise price of stock options is always no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, zero-cost collars, forward sales contracts, or buying on margin or pledging shares as collateral for a loan.

Tax Deductibility of Executive Compensation

We generally seek to maximize deductibility for tax purposes of all elements of compensation. In consultation with its independent compensation consultant, the Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G. The Compensation Committee may approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in the best interest of the Company and its stockholders.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors effective May 1, 2008. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” We expect that each individual attain such investment levels by May 1, 2013, or five years from the date a specified ownership level commences, if later. Shares beneficially owned by the individual and unvested restricted stock units that we awarded in 2009 through 2011 are included in calculating ownership levels. We measure the ownership levels on an annual basis. All of our named executive officers have substantially achieved, or are on target to achieve, their respective investment level set forth in the guidelines.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal year 2013, we and the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices, including our stock ownership guidelines, insider-trading prohibitions, incentive and commission plans for employees below the executive level and independent oversight by the Compensation Committee over various areas, and concluded that these policies and practices do not motivate imprudent risk taking. We and the Compensation Committee evaluated these compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model and they were designed to encourage behaviors aligned with the long-term interests of our stockholders. For this purpose, we and the Compensation Committee considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. We and the Compensation Committee also considered the mix of compensation, such as the balance between fixed and variable pay, cash and equity, performance goals on a corporate, business unit, and individual level, financial and non-financial metrics, and determinations based upon formulas and discretion. Based on this assessment, we have concluded that we have a balanced pay and performance program and do not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plans, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 17 to 27 of this report. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Seifi Ghasemi

Robert Magnus

Joseph Muscari

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2011, 2012, and 2013, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We made no discretionary bonus payments and did not award stock options to any of our named executive officers in fiscal years 2011, 2012, or 2013, and we did not maintain any defined benefit pension arrangements and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2011, 2012, or 2013; accordingly we have omitted the “Bonus”, “Option Awards” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary			Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total

John D. Craig Chairman, President, Chief Executive Officer and Director	2013 2012 2011	$ $ $	930,000 900,000 875,000		$ $ $	3,875,000 3,263,430 2,699,998	$ $ $	1,507,065 1,443,600 1,750,000	$ $ $	89,400 95,336 78,145	(3)	$ $ $	6,401,465 5,702,366 5,403,143

Michael J. Schmidtlein Senior Vice President – Finance and Chief Financial Officer	2013 2012 2011	$ $ $	380,000 340,000 300,000		$ $ $	745,000 734,250 599,976	$ $ $	431,053 327,216 360,000	$ $ $	27,007 32,589 25,225	(4)	$ $ $	1,583,060 1,434,055 1,285,201

Raymond R. Kubis(11) Former President – Europe	2013 2012 2011	$ $ $	616,980 622,329 598,908	(5)	$ $ $	625,000 734,250 599,976	$ $ $	738,673 639,342 766,373	$ $ $	421,632 305,946 315,234	(6)	$ $ $	2,402,285 2,301,867 2,280,491

Todd M. Sechrist President – Americas	2013 2012 2011	$ $ $	340,000 305,000 251,575		$ $ $	625,000 734,250 205,360	$ $ $	385,679 293,532 281,494	$ $ $	28,373 42,044 27,376	(7)	$ $ $	1,379,052 1,374,826 765,805

David M. Shaffer President – EMEA	2013		$325,000	(8)		$625,000		$368,664		$229,937	(9)		$1,548,601

Richard W. Zuidema Executive Vice President and Secretary	2013 2012 2011	$ $ $	459,000 425,000 412,000		$ $ $	945,000 734,250 599,976	$ $ $	520,667 409,020 494,400	$ $ $	43,277 41,010 35,240	(10)	$ $ $	1,967,944 1,609,280 1,541,616

(1)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16 Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2011, March 31, 2012, and March 31, 2013, for the assumptions made in calculating these amounts.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	Consists of our 401(k) plan contributions in the amount of $12,625; life and disability insurance premiums in the amount of $38,137; personal use of company-provided automobile in the amount of $28,880; club membership dues; and spousal travel expenses.
(4)	Consists of our 401(k) plan contributions in the amount of $12,750; personal use of company-provided automobile; and spousal travel expenses.
(5)	618,000 Swiss francs, 472,500 of which is payable in Swiss francs and has been converted to U.S. dollars at $1.0537 per Swiss franc, the exchange rate on March 31, 2013, and 145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(6)	Consists of our 401(k) plan contributions in the amount of $12,250; tax protection and advisory costs in the amount of $193,017; housing allowance of $74,349; cost of living adjustment in the amount of $103,192; premiums for personal injury insurance; personal use of the company-provided automobile; and spousal travel expenses. All amounts have been converted from Swiss francs to U.S. dollars at $1.5037 per Swiss franc.
(7)	Consists of our 401(k) plan contributions in the amount of $12,687; personal use of company-provided automobile; memberships; and spousal travel expenses.
(8)	Effective February 1, 2013, Mr. Shaffer received a salary increase from $315,000 to $375,000, as a result of his promotion from President – Asia to President – EMEA.

(9)	Consists of our 401(k) plan contributions in the amount of $12,747; tax advisory costs; housing allowance of $145,025; cost of living adjustment; tax advisory costs, relocation expenses; and spousal travel expenses.
(10)	Consists of our 401(k) plan contributions in the amount of $12,675; personal use of company-provided automobile in the amount of $26,221; memberships; and spousal travel expenses.
(11)	Effective January 7, 2013, Mr. Kubis stepped down as our President – Europe, at which time he ceased being an executive officer. Mr. Kubis’ employment terminated effective March 31, 2013, at the end of the statutory period required in Switzerland.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause our stockholders to elect him as a director and as Chairman of the Board.

Mr. Craig’s employment agreement also provides that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment. Under his employment agreement and contingent upon meeting goals that the Compensation Committee will establish, Mr. Craig is entitled to an annual target bonus of up to 100% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Craig’s employment agreement to provide certain payments to him upon his termination of employment.

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, as amended effective June 7, 2013, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Employment Agreement, Severance and Release Agreement, and Consulting Agreement with Mr. Kubis

Through January 7, 2013, Mr. Kubis was employed pursuant to an employment agreement dated as of July 1, 2007, as amended. The employment agreement was not for a specific term and provided that either party could terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provided that Mr. Kubis could not compete with our business or solicit any of our employees for at least two years following termination of his employment.

Under his employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Kubis was entitled to an annual target bonus of up to 70% of his base salary. The employment agreement provided that Mr. Kubis was entitled to:

•	the use of a company car or a car allowance;

•	reimbursement for certain expenses that Mr. Kubis incurred as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Kubis and his spouse;

•	tax preparation and consulting services;

•	premium for personal injury insurance;

•	a housing allowance; and

•	certain cost of living adjustments.

Mr. Kubis’ employment agreement terminated on January 7, 2013, in connection with ceasing to serve as our President – Europe. We continued to employ Mr. Kubis through March 31, 2013, pursuant to applicable Swiss employment law.

In connection with his termination of employment, we and Mr. Kubis entered into a severance and release agreement, effective April 1, 2013. Under this agreement, we paid Mr. Kubis a lump sum payment equal to $677,808, which is the amount due to Mr. Kubis under the MIP, which we describe starting on page 22, less $65,282 for the payment of Swiss tax withholdings in connection with stock options exercised by Mr. Kubis; and a lump sum payment of $196,191. As a result of termination not for “cause,” Mr. Kubis remained entitled to vest in his outstanding market share units granted May 17, 2010. Mr. Kubis’ market share unit award vested on May 17, 2013, and he received 23,381 shares of our common stock, having a fair market value of $1,140,525, based on the closing price of $48.78 per share on May 16, 2013.

Mr. Kubis’ severance and release agreement provides that his termination of employment was not for “cause” for purposes of determining Mr. Kubis’ rights to exercise and vest in outstanding equity awards under our equity compensation plans.

Mr. Kubis’ severance and release agreement also provides that he cannot compete with our business or solicit any of our customers or employees for at least two years following termination of his employment.

We have also entered into a consulting agreement, dated as of April 1, 2013, with NKF Investments, LLC, which we refer to as the “consulting company,” a company owned by Mr. Kubis and certain of his family members. The agreement is for a two-year period ending on March 31, 2015. Under this consulting agreement, Mr. Kubis will provide consulting services for us for the term of the agreement, including preparing quarterly and annual reports on key market and industry trends in the worldwide battery industry. If Mr. Kubis dies or becomes incapacitated before the end of the term, the consulting company will designate another individual acceptable to us to perform the consulting services until the end of the term. Under the consulting agreement, we will pay the consulting company a fixed fee of $54,600 per month. In addition, we will pay the consulting company an additional annual fee of $678,103 as compensation for the preparation of annual reports. The consulting agreement also provides that, during the term of the consulting agreement, the consulting company cannot compete with our business or solicit any of our customers or employees.

Letter Agreement and Employment Contract with Mr. Shaffer

We entered into a letter agreement and an employment contract with Mr. Shaffer, both effective January 21, 2013, in connection with his international assignment. The letter agreement sets forth the terms of employment and the employment contract provides additional provisions required by Swiss law. The letter agreement is not for a specific term and provides that either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Shaffer may not compete with our business or solicit any of our employees for at least one year following termination of his employment.

Under his letter agreement, Mr. Shaffer is entitled to:

•	a car allowance;

•	reimbursement for certain expenses that Mr. Shaffer incurs as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Shaffer and his spouse;

•	tax preparation and consulting services;

•	a housing allowance; and

•	certain cost of living adjustments.

Severance Letter Agreements with Messrs. Sechrist and Shaffer

Effective June 7, 2013, we entered into a severance letter agreement with each of Messrs. Sechrist and Shaffer, which provides for severance benefits upon the executive’s termination of employment in connection with a change in control. Each severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Each severance letter agreement also provides that the executive may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. Mr. Shaffer’s severance letter agreement supersedes the severance provisions set forth in his prior letter agreement, which we describe above. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the applicable severance letter agreement with Messrs. Sechrist and Shaffer to provide certain payments to each executive upon his termination of employment in connection with a change in control.

Employment Agreement with Mr. Zuidema

We entered into an employment agreement with Mr. Zuidema on November 9, 2000. The employment agreement, as amended, is for a two-year term that automatically extends on a daily basis to continue for two years from the date of such extension. The term of the agreement will not extend past Mr. Zuidema’s 65th birthday, unless we specify to the contrary. The employment agreement provides that Mr. Zuidema may not compete with our business or solicit any of our customers or employees for two years following his termination of employment. Under his employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Zuidema is entitled to an annual target bonus of up to 60% of his base salary for fiscal year 2012, and 70% of his base salary beginning in fiscal year 2013. See “Potential Payments upon Termination or Change in Control” for information about our obligations under our employment agreement with Mr. Zuidema to provide certain payments to him upon his termination of employment.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2013

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)						All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(4)
			Threshold		Target		Maximum
John D. Craig			$139,500		$930,000		$1,860,000
	5/14/12	4/3/12							94,213			$3,875,000

Michael J. Schmidtlein			$39,900		$266,000		$532,000
	5/14/12	4 /3/12							18,113			$745,000

Raymond R. Kubis			$68,375	(5)	$455,831	(5)	$911,661	(5)
	5/14/12	4/3/12							15,196			$625,000

Todd M. Sechrist			$35,700		$238,000		$476,000
	5/14/12	4/3/12							15,196			$625,000

David M. Shaffer			$34,125		$227,500		$455,000
	5/14/12	4/3/12							15,196			$625,000

Richard W. Zuidema			$48,195		$321,300		$642,600
	5/14/12	4/3/12							22,976			$945,000

(1)	We made all equity awards to the named executive officers in fiscal year 2013 in accordance with our policy on granting equity awards, which we describe on page 26.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See the Summary Compensation Table for a discussion of the amounts actually earned for fiscal years 2011, 2012, and 2013 under the MIP.
(3)	Reflects market share unit awards that we describe in the section entitled “Fiscal Year 2013 Equity Awards.”
(4)	We calculated these amounts using the provisions of ASC Topic 718. Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16 Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2013, for the assumptions made in calculating these amounts.
(5)	Swiss francs have been converted to U.S. dollars at an exchange rate on March 31, 2013, of $1.0537 per Swiss franc.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2013

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2013 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig						16,623	(2)	$757,676	58,781	(4)		$4,473,859	(5)
						13,148	(3)	$599,286	67,482	(6)		$3,478,346	(7)
									94,213	(8)		$5,195,872	(9)

Michael J. Schmidtlein	73			$18.25	5/29/2017	2,500	(2)	$113,950	13,062	(4)		$994,157	(5)
						2,922	(3)	$133,185	15,183	(6)		$782,605	(7)
									18,113	(8)		$998,937	(9)

Raymond R. Kubis									13,062	(4)		$994,157	(5)

Todd M. Sechrist						2,500	(2)	$113,950	15,183	(6)		$782,605	(7)
						4,000	(3)	$182,320	15,196	(8)		$838,063	(9)

David M. Shaffer						3,500	(2)	$159,530	13,062	(4)		$994,157	(5)
						2,922	(3)	$133,185	15,183	(6)		$782,605	(7)
									15,196	(8)		$838,063	(9)

Richard W. Zuidema						4,655	(2)	$212,175	13,062	(4)		$994,157	(5)
						2,922	(3)	$133,185	15,183	(6)		$782,605	(7)
									22,976	(8)		$1,267,132	(9)

(1)	Based on the closing stock price of our common stock of $45.58 on March 28, 2013, the last trading day of the fiscal year.
(2)	One-quarter vested on May 18, 2010, May 18, 2011, and May 18, 2012, and one-quarter vests on May 18, 2013.
(3)	One-quarter vested on May 17, 2011 and May 17, 2012, and one-quarter vests on each of May 17, 2013 and May 17, 2014.
(4)	One-hundred percent vests on May 17, 2013.
(5)	Reflects market share units granted on May 17, 2010, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2013, and the resulting shares valued based upon the closing price of our common stock of $45.58 on March 28, 2013, the last trading day of the fiscal year. The market share units vest on May 17, 2013, which is the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(6)	One-hundred percent vests on May 16, 2014.
(7)	Reflects market share units granted on May 16, 2011, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2013, and the resulting shares valued based on the closing price of our common stock of $45.58 on March 28, 2013, the last trading day of the fiscal year. The market share units vest May 16, 2014, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”
(8)	One-hundred percent vests on May 14, 2015.
(9)	Reflects market share units granted on May 14, 2012, valued based on stock price performance calculated using the average of the closing share price of our common stock during the 90-day period immediately preceding the date of grant and March 31, 2013, and the resulting shares valued based on the closing price of our common stock of $45.58 on March 28, 2013, the last trading day of the fiscal year. The market share units vest May 14, 2015, at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation—Components of Executive Compensation—Long-Term Equity Incentive Compensation.”

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2013

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John D. Craig	345,718	$5,696,878	33,547	$1,026,092

Michael J. Schmidtlein	7,618	$152,586	5,618	$172,171

Raymond R. Kubis	51,640	$524,001	16,591	$620,767

Todd M. Sechrist	0	$0	6,157	$189,085

David M. Shaffer	410	$7,876	5,790	$177,694

Richard W. Zuidema	102,937	$1,745,834	9,014	$275,407

(1)	Values stated are taxable income of each exercise, calculated by subtracting the exercise cost from the fair market value on the day of exercise.
(2)	Values are calculated based on the closing price of our common stock on the last trading day prior to the date the shares vested. For shares that vested on May 17, 2012, the closing price was $31.38. For shares that vested on May 18, 2012, the closing price was $30.52. For shares that vested on May 21, 2012, the closing price was $30.19. For Mr. Kubis’ shares that vested on March 31, 2013, the closing price was $45.58.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As we describe above, each of Messrs. Craig, Kubis, Schmidtlein, Sechrist, Shaffer and Zuidema have entered into employment or severance agreements with us. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change of control. We describe these payments below.

Messrs. Craig and Zuidema

We may terminate the employment of each of Messrs. Craig or Zuidema for cause if any has been involved in the following: (i) the commission of a felony or crime involving moral turpitude; (ii) a knowing and intentional fraud; (iii) an act or omission that is materially injurious to us; or (iv) the willful and continued failure or refusal to substantially perform the executive’s duties as our employee. In addition, Messrs. Craig and Zuidema may resign from employment at any time for any or no reason. If we were to terminate the employment of any of these executives for cause, or if any of these executives were to resign without good reason (as defined below), the executive would only be entitled to payment of his current base salary through the date of termination.

If we were to terminate the employment of Messrs. Craig or Zuidema without cause, or if any of them were to resign for good reason (as defined below), we would be obligated to pay the following:

•	continuation of current base salary for three years for Mr. Craig and two years for Mr. Zuidema. Such payment periods are referred to as the “severance period;”

•

for the fiscal year in which the termination occurs and for each whole fiscal year following the termination year included in the severance period, an amount equal to the average of the bonuses paid to the executive for the two fiscal years preceding the termination year or for any partial fiscal year immediately preceding the end of the severance period, a pro rata portion of such amount; and

•

participation in all employee welfare benefit plans or programs during the severance period, provided however, that such participation will cease when the executive becomes eligible to participate in comparable programs of a subsequent employer.

In addition, upon Mr. Craig’s termination of employment for any reason other than a termination for cause, termination without good reason, or termination due to death, we will assign to Mr. Craig all right, title, and interest in and under certain individual disability and split dollar life insurance policies that we maintain on his behalf.

Notwithstanding the foregoing, either party may give the other party notice not to extend the employment term beyond: (a) three years from the date of such notice, in the case of Mr. Craig, or (b) two years from the date of such notice, in the case of Mr. Zuidema. Additionally, if less than three years remain until Mr. Craig reaches age 65 or if less than two years remain until Mr. Zuidema reaches age 65, the severance period will be the period from the date of termination until the date the executive reaches age 65.

“Good reason” means any of the following:

•	a decrease in base salary;

•	a material diminution of authority, responsibilities, or position of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	our giving notice that we intend to discontinue the automatic extension of the employment agreement.

The employment agreement for each of Messrs. Craig and Zuidema provides that if any amounts payable, whether pursuant to their respective employment agreements or otherwise, are subject to excise tax under Code Section 4999, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executive would retain an amount before payment of income and employment taxes equal to the underlying payment. Except for acceleration of the vesting of unvested equity awards, no special benefit is payable to Messrs. Craig and Zuidema solely in the event of a change in control.

In the event we terminate the employment of Mr. Craig or Mr. Zuidema due to death or disability, each is entitled to receive one year of base salary in the event of death, and six months of base salary in the event of disability, as well as, in both events, a pro-rata portion of the annual bonus that they would have been entitled to for the year of termination.

Under their agreements, Messrs. Craig and Zuidema are entitled to full acceleration of vesting of outstanding equity awards in the event of:

•	involuntary termination of employment without cause;

•	voluntary termination of employment for good reason;

•	our change in control;

•	termination for disability; or

•	death.

Messrs. Schmidtlein, Sechrist, and Shaffer

If we were to terminate the employment of Messrs. Schmidtlein, Sechrist, or Shaffer without cause, as defined below, or if such executive were to resign for good reason, as defined below, during the six month period prior to a change in control (and the termination was in connection with the change in control) or during the 24-month period after a change in control, we would be obligated to pay to the terminating executive the following:

•	a lump sum cash payment equal to the executive’s base salary then in effect;

•

for a period of one year, payment of COBRA premiums in excess of the amount the executive would pay, as an active employee, for continued participation in our medical, dental, and vision programs, but such payments will end when the executive becomes eligible to participate in comparable programs of a subsequent employer;

•	full acceleration of vesting of outstanding equity awards; and

•	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	breach of fiduciary duty or duty of loyalty to us;

•	willful act of material dishonesty with respect to any material matter involving us;

•	theft or material misuse of our property;

•	failure to conform in any material respect to our code of conduct;

•	excessive absenteeism;

•	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

•	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

•	willful failure to timely report information having a material adverse effect on our business operations to the board or the executive’s direct supervisor; or

•	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Messrs. Schmidtlein, Sechrist, and Shaffer, any of the following:

•	a 10% or more decrease in the executive’s base salary, other than a company-wide reduction in senior management pay;

•	a material diminution of the executive’s position, duties, or responsibilities of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	a material breach of our obligations under the agreement.

Each of Messrs. Schmidtlein, Sechrist, and Shaffer’s severance letter agreements provides that if any amounts payable, when taken together with payments and benefits provided to the executive under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if the executive would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Mr. Shaffer

Mr. Shaffer’s letter agreement provided for payment of his base salary for one year upon his termination of employment. This severance provision was subject to the approval of the Compensation Committee. In lieu of approving this severance provision, the Compensation Committee approved Mr. Shaffer’s severance letter agreement (which we describe above) on May 23, 2013, which supersedes the letter agreement provision for severance. Because the Compensation Committee had not yet approved the letter agreement provision for severance or the severance letter agreement as of March 31, 2013, Mr. Shaffer would not have been entitled to a severance payment upon his termination on that date.

Mr. Kubis

We describe the payments that Mr. Kubis received in connection with his termination of employment in the section entitled “Employment Agreement, Severance and Release Agreement, and Consulting Agreement with Mr. Kubis.”

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers (other than Mr. Kubis, whose actual payment received upon termination we describe in the section entitled “Employment Agreement, Severance and Release Agreement, and Consulting Agreement with Mr. Kubis”) under various termination and change in control scenarios. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2013, and do not include the severance letter agreement that we entered into with Messrs. Sechrist and Shaffer or the amended letter agreement with Mr. Schmidtlein after that date. These amounts do not include benefits earned or vested as of March 31, 2013, or benefits provided under insurance or regular programs available to salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

	Severance (1)	Change in Control	Termination for Disability	Death	Involuntary Termination Not For Cause or Voluntary Termination For Good Reason
					Absent Change in Control	Following a Change in Control
John D. Craig		$0	$1,594,946	$2,058,990	$9,141,244	$9,141,244
	Welfare benefits continuation (2)	$0	$0	$0	$26,359	$26,359
	Value of insurance policies (3)	$0	$494,427	$0	$494,427	$494,427
	Value of accelerated restricted stock units (4)	$1,356,962	$1,356,962	$1,356,962	$1,356,962	$1,356,962
	Value of accelerated market share units (5)	$13,148,076	$13,148,076	$13,148,076	$13,148,076	$13,148,076
	Potential Excise Tax Gross-Up	$0	N/A	N/A	N/A	$0

	Total	$14,505,038	$16,594,411	$16,564,028	$24,167,068	$24,167,068

Michael J. Schmidtlein	Severance (1)	$0	$0	$0	$0	$379,465
	Welfare benefits continuation (2)	$0	$0	$0	$0	$12,007
	Value of accelerated restricted stock units (4)	$247,134	$247,134	$247,134	$247,134	$247,134
	Value of accelerated market share units (5)	$2,775,698	$2,775,698	$2,775,698	$2,775,698	$2,775,698
	Potential Excise Tax Cut-Back	$0	N/A	N/A	N/A	$0

	Total	$3,022,832	$3,022,832	$3,022,832	$3,022,832	$3,414,304

Todd M. Sechrist	Value of accelerated restricted stock units (4)	$296,270	$296,270	$296,270	$296,270	$296,270
	Value of accelerated market share units (5)	$1,620,668	$1,620,668	$1,620,668	$1,620,668	$1,620,668

	Total	$1,916,938	$1,916,938	$1,916,938	$1,916,938	$1,916,938

David M. Shaffer	Value of accelerated restricted stock units (4)	$292,715	$292,715	$292,715	$292,715	$292,715
	Value of accelerated market share units (5)	$2,614,825	$2,614,825	$2,614,825	$2,614,825	$2,614,825

	Total	$2,907,540	$2,907,540	$2,907,540	$2,907,540	$2,907,540

Richard W. Zuidema	Severance (1)	$0	$619,826	$848,854	$1,116,963	$1,116,963
	Welfare benefits continuation (2)	$0	$0	$0	$4,187	$4,187
	Value of accelerated restricted stock units (4)	$345,359	$345,359	$345,359	$345,359	$345,359
	Value of accelerated market share units (5)	$3,043,894	$3,043,894	$3,043,894	$3,043,894	$3,043,894
	Potential Excise Tax Gross-Up	$0	N/A	N/A	N/A	$0

	Total	$3,389,253	$4,009,079	$4,238,107	$4,510,403	$4,510,403

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.
(3)	Cash surrender value as of March 31, 2013.
(4)	Value based on the closing price of our common stock on March 28, 2013, the last trading day of the fiscal year, of $45.58.
(5)	Reflects market share units valued based on stock price performance calculated using the average of the closing share prices of our common stock during the 90-day periods immediately preceding the date of grant and March 31, 2013, and the resulting shares valued based upon the closing price of our common stock of $45.58 on March 28, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2013, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

Pursuant to a stock subscription agreement dated March 22, 2002 with certain institutional funds (collectively, the “Morgan Stanley Funds”) managed by Metalmark Capital LLC, we have agreed that, to the fullest extent permitted by law, none of such Morgan Stanley Funds as stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

Employment of Related Parties

During fiscal year 2013, there were no transactions subject to our Related Person Transactions Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2013.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and executive officers as a group as of June 7, 2013, the Record Date.

Name	Number of Shares(1)	Percent(1)
BlackRock, Inc.(2)	3,890,069	8.1%
40 East 52nd Street New York, NY 10022
The Vanguard Group, Inc.(3)	3,366,613	7.0%
100 Vanguard Boulevard Malvern, PA 19355
Royce & Associates, LLC(4)	2,659,500	5.6%
745 Fifth Avenue New York, NY 10151
EARNEST Partners, LLC(5)	2,276,224	4.8%
1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309
Hwan-yoon F. Chung(6)	2,666	*
John D. Craig(7)	172,270	*
Seifi Ghasemi(8)	25,155	*
Howard I. Hoffen(9)	25,153	*
Arthur T. Katsaros(10)	29,282	*
John F. Lehman(11)	31,755	*
Gen. Robert Magnus, USMC (Retired)(12)	14,804	*
Dennis S. Marlo(13)	45,153	*
Joseph C. Muscari(14)	14,804	*
Michael J. Schmidtlein(15)	35,673	*
Todd M. Sechrist(16)	3,094	*
David M. Shaffer(17)	10,000	*
Richard W. Zuidema(18)	39,121	*
All current directors and executive officers as a group (13 persons)(19)	448,930	*

*	Does not exceed 1% of the class based on 47,866,092 shares of common stock outstanding as of June 7, 2013.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 7, 2013.
(2)	Includes BlackRock Advisors, LLD, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co., Ltd., and BlackRock Investment Management (UK) Limited. Information about BlackRock, Inc. is derived from its Schedule 13G filed with the SEC on February 4, 2013.
(3)	Includes Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information about The Vanguard Group, Inc. is derived from its Schedule 13G filed with the SEC on February 7, 2013.
(4)	Information about Royce & Associates, LLC is derived from its Schedule 13G filed with the SEC on January 7, 2013.

(5)	Information about EARNEST Partners, LLC is derived from its Schedule 13G filed with the SEC on January 10, 2013.
(6)	Mr. Chung does not exercise shared voting or investment power over any shares. The number and percentage of shares include 2,666 deferred stock units, for which Mr. Chung does not have voting and investment power.
(7)	Mr. Craig holds shared voting or investment power over 172,270 shares. The number and percentage of shares beneficially owned by Mr. Craig exclude 6,574 unvested restricted stock units and 221,283 unvested market share units.
(8)	Mr. Ghasemi holds sole voting and investment power of 12,656 shares. The number and percentage of shares beneficially owned by Mr. Ghasemi, include 7,120 deferred stock units for which Mr. Ghasemi does not have voting and investment power, and 5,379 vested restricted stock units owned by Mr. Ghasemi deferred under the Director Plan, for which Mr. Ghasemi does not have voting or investment power, but exclude 124 unvested restricted stock units owned by Mr. Ghasemi deferred under the Director Plan.
(9)	Mr. Hoffen is a Managing Director of Metalmark and exercises shared voting or investment power over 13,033 shares. The number and percentage of shares include 5,000 shares subject to vested stock options, and 7,120 deferred stock units, for which Mr. Hoffen does not have voting and investment power, that are beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(10)	Mr. Katsaros holds sole voting and investment power over 2,871 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 2,500 vested stock options, 7,120 deferred stock units, for which Mr. Katsaros does not have voting and investment power, and 16,791 vested restricted stock units owned by Mr. Katsaros deferred under the Director Plan, for which Mr. Katsaros does not have voting or investment power, but exclude 155 unvested restricted stock units owned by Mr. Katsaros deferred under the Director Plan.
(11)	Mr. Lehman holds sole voting and investment power over 2,871 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 vested stock options, 7,120 deferred stock units, for which Mr. Lehman does not have voting and investment power, and 16,764 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan, for which Mr. Lehman does not have voting or investment power, but exclude 152 unvested restricted stock units and 7,361 vested restricted stock units owned by Mr. Lehman deferred under the Director Plan.
(12)	Gen. Magnus holds sole voting and investment power over 2,656 shares. The number and percentage of shares beneficially owned by Gen. Magnus include 7,120 deferred stock units, for which Gen. Magnus does not have voting and investment power, and 5,028 vested restricted stock units owned by Gen. Magnus deferred under the Director Plan, for which Gen. Magnus does not have voting or investment power.
(13)	Mr. Marlo holds sole voting and investment power over 22,871 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 vested stock options, 7,120 deferred stock units, for which Mr. Marlo does not have voting and investment power, and 10,162 vested restricted stock units owned by Mr. Marlo deferred under the Director Plan, for which Mr. Marlo does not have voting or investment power.
(14)	Mr. Muscari holds sole voting and investment power over 5,383 shares. The number and percentage of shares beneficially owned by Mr. Muscari include 7,120 deferred stock units, for which Mr. Muscari does not have voting and investment power, and 2,301 vested restricted stock units owned by Mr. Muscari deferred under the Director Plan, for which Mr. Muscari does not have voting or investment power.
(15)	Mr. Schmidtlein holds shared voting or investment power over 35,600 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 73 vested stock options, but exclude 1,461 unvested restricted stock units and 45,598 unvested market share units.
(16)	Mr. Sechrist holds shared voting or investment power over 3,094 shares. The number and percentage of shares beneficially owned by Mr. Sechrist exclude 2,000 unvested restricted stock units and 40,759 unvested market share units.

(17)	Mr. Shaffer holds shared voting or investment power over 10,000 shares. The number and percentage of shares beneficially owned by Mr. Shaffer exclude 1,461 unvested restricted stock units and 40,759 unvested market share units.
(18)	Mr. Zuidema holds shared voting or investment power over 39,121 shares. The number and percentage of shares beneficially owned by Mr. Zuidema exclude 1,461 unvested restricted stock units and 53,921 unvested market share units.
(19)	Such persons hold shared or sole voting or investment power over 322,426 shares. The number and percentage of shares beneficially owned by such persons include 17,573 vested stock options and 56,425 vested restricted stock units, and 52,506 deferred stock units for which such persons do not have voting and investment power, but exclude 13,388 unvested restricted stock units, 402,320 unvested market share units, 0 unvested stock options, and 7,361 vested restricted stock units.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. Based upon the results of a non-binding advisory vote on the issue of the frequency of holding future non-binding advisory votes to approve named executive officer compensation, the Board has determined that it will include an annual non-binding advisory vote to approve named executive officer compensation in our proxy materials until the next non-binding advisory vote on the frequency for holding such votes. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As we describe in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

•

Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value. We achieved better than target earnings per share and primary working capital percentage goals during fiscal year 2013, permitting our named executive officers to achieve the maximum payout under our Management Incentive Plan.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

•

We increased the percentage of long-term equity incentive compensation to the named executive officers that is paid in the form of performance-vesting market share units and decreased the amount paid in the form of time-vested restricted stock units.

•	We maintain an appropriate balance between base salary and short-and long-term incentive opportunities offered to the named executive officers.

•	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

•

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPROVE AND ADOPT THE ENERSYS 2013 MANAGEMENT INCENTIVE PLAN

The Board of Directors, based upon the recommendation of the Compensation Committee, adopted the EnerSys 2013 Management Incentive Plan (the “2013 MIP”), and unanimously recommends that stockholders approve the 2013 MIP at the Annual Meeting. The Board of Directors believes it to be in the best interest of the Company and its stockholders to adopt the 2013 MIP to promote our long-term growth and profitability by providing key personnel with incentives to improve stockholder value.

The 2013 MIP is designed to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Code Section 162(m), the Company generally is not eligible for a federal income tax deduction for compensation paid to the certain “covered employees” (as defined in the Code), who are the Company’s Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) to the extent that they receive compensation of more than $1 million in any year. However, compensation that is “performance-based” within the meaning of Code Section 162(m) is not subject to these deduction limits. To be performance-based, among other requirements, the compensation must be paid only upon the attainment of certain performance goals that have been approved by our stockholders. Those goals are described below.

Vote Required

The affirmative vote of a majority of the votes cast in connection with this proposal at the Annual Meeting and entitled to vote on this proposal is required for approval of the 2013 MIP.

2013 MIP Description

The following is a brief description of the principal features of the 2013 MIP. It is not intended to be a complete description and is qualified in its entirety by the full text of the 2013 MIP, which is attached hereto as Appendix A.

Administration. The 2013 MIP will be administered by the Compensation Committee of the Company’s Board of Directors, provided that if the Compensation Committee shall not consist solely of two or more individuals who qualify as both outside directors within the meaning of Code Section 162(m) and non-employee directors within the meaning of Rule 16b-3 promulgated under the Exchange Act, the 2013 MIP shall be administered by such a committee or, in the absence of such a committee, the Board of Directors, and provided further that, except (i) with respect to “covered employees,” as defined in, and interpreted by, guidance provided by the Internal Revenue Service, and the Chief Financial Officer and (ii) as required to comply with Code Section 162(m) or other applicable law or any listing requirement of The New York Stock Exchange or any other exchange on which the Company’s securities may be listed:

•	the Chief Executive Officer shall have all of the authority, duties and responsibilities of the Compensation Committee (or other administrative committee) under the 2013 MIP, and

•

the Compensation Committee (or other administrative committee) may delegate all or any part of its authority, duties or responsibilities under the 2013 MIP to any other appropriate officer of the Company.

For purposes of this proposal, the committee or other person from time to time charged with the administration of the 2013 MIP shall be referred to as the “Committee.”

The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the 2013 MIP, to administer the 2013 MIP and to exercise all the powers and authorities either specifically granted under the 2013 MIP or necessary or advisable in the administration of the 2013 MIP, including, without limitation, the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including applicable performance goals, relating to any award; to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the 2013 MIP and any award; to prescribe, amend and rescind rules and regulations relating to the 2013 MIP; to determine the terms and provisions of any agreement evidencing an award; and to make all other determinations deemed necessary or advisable for the administration of the 2013 MIP.

Eligibility. Awards may be granted under the 2013 MIP for a performance period to the Company’s employees as selected by the Committee with respect to those employees who are expected to be the Company’s named executive officers for that performance period, and by the Chief Executive Officer with respect to other participants. Unless otherwise determined by the Committee or the Chief Executive Officer, as applicable, a participant who commences participation in the 2013 MIP following the commencement of a performance period may participate with respect to all outstanding performance periods, provided that the awards payable with respect to each such performance period shall be prorated based on the number of days elapsed in such performance period.

Terms of Awards. The Committee, in its sole discretion, may determine the performance period to which any award will relate. The Committee in its sole discretion may determine the performance goals applicable to each award, the minimum, target and maximum levels applicable to each performance goal, and the amounts payable upon attainment of thresholds within such range.

Payment of Awards; Performance Goals. The payment of awards under the 2013 MIP may be based upon the attainment of (or a specified increase or decrease in) one or more performance goals as determined by the Committee and applied to a participant under the 2013 MIP and/or the Company’s performance relative to the performance of other entities or the performance of the Company, a business unit, a product line or any combination thereof (on an absolute basis, relative to internal business plans, growth or relative to an external performance measure) which may include, but not be limited to:

•	cash flow;

•	earnings (including, without limitation, gross margin; earnings before interest and taxes; earnings before taxes, earnings before interest, taxes, depreciation and amortization; and net earnings);

•	earnings per share;

•	growth in earnings or earnings per share;

•	stock price;

•	return on equity or average stockholders’ equity;

•	total stockholder return;

•	return on capital;

•	return on assets or net assets;

•	return on investment;

•	sales, growth in sales or return on sales;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin;

•	return on operating revenue;

•	economic profit;

•	market share;

•	overhead or other expense reduction;

•	growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index;

•	strategic plan development and implementation;

•	net debt; and

•	working capital (including, but not limited to, primary working capital, primary working capital percentage and components thereof).

The Committee shall have the authority to make appropriate adjustments to the performance goals as it deems appropriate, including in recognition of extraordinary, unusual or infrequent items or occurrences not reflected in such goals, such as the effect of changes in applicable laws or regulations, restructuring charges, the sale or discontinuance of a business segment or unit, or a change in accounting principles. The performance goals need not be uniform among participants. Payments under such awards will be made, in the case of employees covered under Code Section 162(m), solely on account of the attainment of such performance goals established in writing by the Committee to the extent the awards are intended to satisfy the requirements of Code Section 162(m).

Unless otherwise determined by the Committee, an award will be paid in cash within a reasonable period after the end of the applicable performance period, but in no event later than two and a half months following the end of the year in which the awards are no longer subject to a substantial risk of forfeiture. Except as provided below (under “Termination of Employment” and “Change in Control”) or as otherwise determined by the Committee, an award will be paid only if the participant is employed by us at the conclusion of the performance period in respect of which it is paid. In no event will payment in respect of awards granted for any performance period of one year or less in length be made to a participant in an amount that exceeds $5 million, and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is 12.

Termination of Employment. Except in the event of death, disability or retirement or as otherwise determined by the Committee, if a participant’s employment terminates prior to the end of a performance period for any reason other than death, disability or retirement, no award will be payable to the participant with respect to that performance period. If a participant’s employment is terminated as result of death, disability, retirement at normal retirement age or early retirement with Company consent prior to the end of a performance period, the participant’s awards will be cancelled, and in respect of such cancelled award, the participant will receive a pro rata portion of his or her award that he or she would have received with respect to the applicable performance period based on actual performance for the performance period, payable at the time that awards are payable to other participants.

Change in Control. In the event that a participant experiences a qualifying termination (as defined in the 2013 MIP), which generally includes a termination without cause or a voluntary termination (as each term is defined in the 2013 MIP) within three months following a change in control (as defined in the 2013 MIP) of the Company, the Company will pay to the participant, as soon as practicable following the date of such qualifying termination, a pro rata portion through the date of the change in control of the aggregate value of all awards granted to the participant for any performance period for which awards are outstanding as of the change in control and which is uncompleted as of the qualifying termination, calculated as to each award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the change in control and for any portion of the performance period that was to occur after the most recently completed fiscal ending on or prior to the date of the change in control, assuming the achievement, at the target level, of the performance goals established with respect to such award, all as determined by the Committee, and such performance periods and the 2013 MIP shall thereafter immediately terminate with respect to such participants and the Company.

Amendment and Termination. The term of the 2013 MIP is five years from the date of its adoption by the Board of Directors. Our Board of Directors (or other administrative committee) may modify or terminate the 2013 MIP or any portion of the 2013 MIP at any time, except that an amendment that requires stockholder approval in order for the 2013 MIP to continue to comply with Code Section 162(m) will not be effective unless approved by the requisite vote of our stockholders. No amendment to the 2013 MIP may be made if such amendment will adversely affect any participant unless the participant consents to the amendment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2014 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Secretary, no later than February 27, 2014.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2014 Annual Meeting of Stockholders, this period will begin on April 3, 2014, and end on May 5, 2014.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2014 Annual Meeting of Stockholders, this period will begin on April 3, 2014, and end on May 5, 2014.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail through the investor relations and corporate governance link at www.enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for Fiscal Year 2013

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2013, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2013, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2013, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema Secretary

Appendix A

EnerSys 2013 Management Incentive Plan

ENERSYS 2013 MANAGEMENT INCENTIVE PLAN

(As Adopted June 19, 2013)

1. Purpose.

The purpose of this EnerSys 2013 Management Incentive Plan (the “Plan”) is to encourage improved performance, return on investment, and growth of EnerSys by providing certain of its key executives, managers and other employees with annual incentive compensation that is tied to the achievement of performance based goals.

2. Definitions.

Each of the following terms, as used herein, shall have the meaning ascribed to it hereunder:

(a) “Affiliate” shall mean, with respect to any person, any person that directly or indirectly controls, is controlled by or is under common control with, such person.

(b) “Award” shall mean a compensation award granted by the Committee pursuant to the Plan and contingent upon the attainment of Performance Factors with respect to a Performance Period.

(c) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any one of the following:

(i) any Person, including any “group,” as defined in Section 13(d)(3) of Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (iii) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the Effective Date, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Compensation Committee of Board; provided the Compensation Committee shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Code Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and if the Compensation Committee does not satisfy such requirements, then such other Committee of the Board satisfying such requirement or if no such Committee exists, then the Board.

(h) “Company” shall mean EnerSys, a Delaware corporation, and its successors and assigns.

(i) “Covered Employee” shall have the meaning set forth in Code Section 162(m)(3), as interpreted by IRS Notice 2007-49 or any subsequent IRS guidance.

(j) “Disability” shall mean (unless another definition is provided in an Award or written employment agreement applicable to the Participant and such definition is expressly approved by the Committee for purposes of the Plan, in which case such definition shall govern, or otherwise agreed to in writing by the Committee and the Participant) permanent disability as determined pursuant to the Company’s long-term disability plan or policy, if any, in effect at the time of such Disability.

(k) “Effective Date” shall mean, subject to stockholder approval of the Plan, June 19, 2013. In the absence of stockholder approval, the Plan (and any Awards made pursuant to the Plan without stockholder approval) shall be null and void.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Outstanding,” with respect to any share of common stock of the Company, par value $0.01 per share, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

(n) “Participant” shall mean each employee of the Company who has been selected as a participant in the Plan for a Performance Period.

(o) “Performance Factors” shall mean the criteria and objectives determined by the Committee that must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Factors may include any or all of the following (either on absolute basis or relative to an external performance measure): (i) cash flow; (ii) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) sales, growth in sales or return on sales; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) economic profit, (xviii) market share; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (xxi) strategic plan development and implementation, (xxii) net debt, and (xxiii) working capital (including, but not limited to, primary working capital, primary working capital percentage and components thereof), or any increase or decrease of one or more of the foregoing over a specified period, or such other factors as determined by the Committee. Such Performance Factors may relate to the Company’s performance relative to the performance of other entities or the performance of the Company, a business unit, product line, or any combination thereof (on absolute basis, relative to internal business plans, growth or relative to an external performance measure). Performance Factors may also include such objective or subjective personal performance goals as the Committee may, from time to time, establish. Subject to Section 5(b) hereof, the Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award as it deems appropriate, including to reflect the impact of extraordinary, unusual, or infrequent items or occurrences not reflected in such goals, such as but not limited to, restructuring charges, the sale, or discontinuance of a business segment or unit, the effect of changes in laws or regulations, or accounting principles. Performance Factors need not be uniform among Participants.

(p) “Performance Period” shall mean the Company’s fiscal year or such other period as designated by the Committee.

(q) “Person” shall mean an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

3. Administration.

The Plan shall be administered by the Committee. The Plan is intended to be administered so as to qualify the incentive pay as “performance based compensation” under Code Section 162(m). The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions, and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting any Company or the financial statements of any Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan. Except (i) with respect to individuals who are expected to be Covered Employees for an applicable Performance Period and the Chief Financial Officer of the Company and (ii) as required to comply with Code Section 162(m), or other applicable law (and only if such laws apply), or any listing requirement of The New York Stock Exchange or any other exchange on which the Company’s securities may be listed, (x) the Chief Executive Officer shall have all of the authority, duties, and responsibilities of the Committee under the Plan, and (y) the Committee may delegate all or any part of its authority, duties, or responsibilities under the Plan (including but not limited to the authority set forth in the definition of Performance Factors and in Section 5 of the Plan) to such other appropriate officer of the Company, or in the case of ministerial duties to any employee or committee comprised of employees of any Company.

All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participants (or any person claiming any rights under the Plan from or through any Participant). No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4. Eligibility.

Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee, with respect to (i) Participants who are expected to be Covered Employees for an applicable Performance Period, and (ii) the Chief Financial Officer, and, in the sole discretion of the Chief Executive Officer of the Company, with respect to the other Participants. Unless otherwise determined by the Committee or the Chief Executive Officer, as applicable, in its/his sole discretion, a Participant, who commences participation in the Plan following the commencement of a Performance Period, may participate with respect to all outstanding Performance Periods; provided that the Awards payable with respect to each such Performance Period shall be prorated based on the number of days elapsed in such Performance Period.

5. Terms of Awards.

Awards granted pursuant to the Plan shall be communicated to Participants from time to time, and the terms and conditions of such Awards shall be set forth therein.

(a) General. Not later than 90 days after the commencement of each Performance Period (but in no case after 25% of the Performance Period has elapsed), the Committee shall specify in writing, by resolution of the Committee or other appropriate action, with respect to a Performance Period, the Performance Factors applicable to each Award. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance at which specified percentages of the Award shall be paid and a maximum level of performance above which no additional payment shall be made; provided that the Committee shall have the authority to make appropriate adjustments in the achievement of Performance Factors under an Award to reflect the impact of extraordinary items not reflected in such goals. Unless otherwise provided by the Committee (or its designee) in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.

(b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted for any Performance Period of one year or less in length be made to a Participant in an amount that exceeds $5 million, and for any other Performance Period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is 12.

(c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash (unless the Award specifically provides for a different form of payment, in which case in such other form of payment). All payments under the Plan shall be made within a reasonable period after the end of the Performance Period, but in no event later than June 15 of the fiscal year following the fiscal year in which such Awards are no longer subject to substantial risk of forfeiture.

(d) Certification. Prior to the payment of any compensation under the Plan to a Covered Employee for a Performance Period, the Committee shall certify in writing the extent to which any Performance Factors and any other material terms under such Award have been satisfied.

6. Term.

The Committee shall set Performance Factors and grant Awards with respect to each Performance Period commencing with the initial Performance Period, which shall begin April 1, 2013, and end March 31, 2014.

7. General Provisions.

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b) Transferability of Rights. Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable by will or the laws of descent and distribution.

(c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to make determinations with respect to or terminate such Participant’s employment.

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right to withhold from any payment otherwise due by reason of such Award the amount of any taxes that the Company may be required to withhold before delivery to such Participant or other person, or the Company may require the Participant or such other person to pay such amount to the Company before delivery to such Participant or other person of such payment.

(e) Amendment, Termination, and Duration of the Plan. The term of the Plan shall be five years from and including the Effective Date; provided that the Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the termination of the Plan, Awards granted under the Plan shall remain outstanding subject to the terms of the Plan until the expiration of the Performance Period to which such Award relates or the earlier termination of the Award in accordance with the provisions of the Plan.

(f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants. The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or an Affiliate, and the Plan shall not preclude the Board or Committee from establishing other forms of incentive compensation.

(g) Change in Control. In the event that a Participant experiences a Qualifying Termination (as defined below) within three months following a Change of Control, the Company shall pay to such Participant, as soon as practicable following the date of such Qualifying Termination, a pro rata portion through the date of the Change of Control of the aggregate value of all Awards granted to such Participant for any Performance Period for which Awards are outstanding as of the Change in Control and which is uncompleted as of the Qualifying Termination , calculated as to each such Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control and for any portion of the Performance Period that was to occur after the most recently completed fiscal ending on or prior to the date of the Change in Control, assuming the achievement, at the target level, of the Performance Factors established with respect to such Award, all as determined by the Committee, and such Performance Periods and the Plan shall thereafter immediately terminate with respect to such Participants and the Company. For purposes of this Section a “Qualifying Termination” shall mean (i) the Participant’s involuntary termination of employment by the Company without Cause (as such term is defined in the Company’s 2010 Equity Incentive Plan); provided, however, that a Participant shall not experience an involuntary termination of employment if the Participant receives an offer of employment from a successor company at the same or greater level of base salary and otherwise on substantially comparable terms and conditions and within 50 miles of the Participant’s primary office (unless such new location is closer to such Participant’s primary residence) prior to the Change of Control or (ii) the Participant’s voluntary termination of employment within 30 days following (w) reduction of 10% or more in the Participant’s annual base compensation, other than a reduction which is proportionate to a Company-wide reduction in similarly situated employee’s pay, (x) any material diminution of the Participant’s positions, duties, or responsibilities; (y) any permanent reassignment of the Participant to a location greater than 50 miles from the location of the Participant’s primary office, unless such new location is closer to such Participant’s primary residence; or (z) the material breach by the Company of its obligations under this Agreement.

(h) Termination of Employment.

(i) Unless otherwise provided by the Committee, if a Participant’s employment is terminated as result of death, retirement at normal retirement age, early retirement with Company consent, or Disability prior to the end of the Performance Period, the Participant’s Awards shall be cancelled, and in respect of such cancelled Award such Participant shall receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, which shall be payable at such time that Awards are payable to other Participants.

(ii) Except as provided in Section 7(h)(i) in connection with specified terminations of employment, if a Participant’s employment terminates for any reason, other than death or Disability, prior to the end of a Performance Period, no Award shall be payable to such Participant with respect to such Performance Period.

(i) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k) Beneficiary. A Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(l) Successor to the Company. Unless otherwise agreed by the Company in an applicable agreement, any successor to the Company shall be required to (i) expressly assume the Company’s obligations under the Plan in connection with a Change in Control, and (ii) honor the Company’s obligations under the Plan and any Award granted thereunder, without adverse alteration to the rights of any Participant, with respect to the Performance Period during which such Change in Control occurs.

(m) Interpretation. The Plan is designed sand intended to comply, to the extent applicable, with Code Sections 162(m) and 409A, and all provisions hereof shall be construed in a manner to so comply.

Proxy — EnerSys

Notice of 2013 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS

Richard W. Zuidema and Joseph G. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EnerSys to be held on August 1, 2013 at the Company’s corporate offices located at 2366 Bernville Rd., Reading PA 19605 at 10:00 a.m., local time and at any and all postponements or adjournments thereof. This proxy may be revoked any time before it is exercised.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all of the director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 1, 2013.

Vote by Internet

Go to www.investorvote.com/ENS

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors*:

For Against Abstain

For Against Abstain

For Against Abstain

01 - John D. Craig*

02 - Howard I. Hoffen*

03 - Joseph C. Muscari* +

*To elect the three (3) Class III director nominees of the Board of Directors of EnerSys, each to serve until the 2016 annual meeting of stockholders or until the earlier of their resignation or their respective successors shall have been elected and qualified.

For Against Abstain For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as EnerSys’ independent 3. An advisory vote to approve EnerSys’ named registered public accounting firm for fiscal year ending March 31, 2014. executive officer compensation.

For Against Abstain

4. Approval of the EnerSys 2013 Management Incentive Plan.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1UP X 1 6 3 1 2 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND